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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

TPG Advisors III, Inc.
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   (Last)                            (First)              (Middle)

201 Main Street,  Suite 2420
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                                    (Street)

Fort Worth                            TX                    76102
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                     2/10/00
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

FIRSTWORLD COMMUNICATIONS, INC.
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Series B Common Stock                     8,236,083 shares            I                    Through funds managed by reporting person
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Warrants                 2/10/00    12/30/04        Series B Common Stock  4,625,000      $3 per share    I             Through
                                                                                                                        funds
                                                                                                                        managed by
                                                                                                                        reporting
                                                                                                                        person
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Warrants                 2/10/00    04/13/05        Series B Common Stock  236,083        $3 per share    I             Through
                                                                                                                        funds
                                                                                                                        managed by
                                                                                                                        reporting
                                                                                                                        person

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
Explanation of Responses:

Additional Filing Persons: T3 Advisors, Inc. and ColonyGP IV, Inc.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                             TPG ADVISORS III, INC.

                             By: /s/ Richard A. Ekleberry   February 22,2000
                                 ------------------------   ----------------
                             Name:    Richard A. Ekleberry  Date
                             Title:   Vice President

                             T3 ADVISORS, INC.


                             By: /s/ Richard A. Ekleberry   February 22,2000
                                 ------------------------   ----------------
                             Name:    Richard A. Ekleberry  Date
                             Title:   Vice President

                             COLONYGP IV, INC.

                             By: /s/ Richard A. Ekleberry   February 22,2000
                                 ------------------------   ----------------
                             Name:    Richard A. Ekleberry  Date
                             Title:   Vice President